EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
June 3, 2009	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS FY 2009 2ND QTR AND 6 MONTH RESULTS
Horsham, PA, June 3, 2009 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported a FY 2009 second-quarter net loss of $83.2 million, or $0.52 per share diluted, which included pre-tax write-downs totaling $119.6 million, or $0.48 per share diluted. This compared to FY 2008’s second-quarter net loss of $93.7 million, or $0.59 per share diluted, which included pre-tax write-downs totaling $288.1 million, or $1.06 per share diluted. FY 2008’s second quarter also included $40.2 million (pre-tax), or $0.15 per share diluted, of other income attributable to net proceeds received by the Company from a condemnation judgment.
Excluding write-downs, FY 2009’s second-quarter loss was $5.2 million, or $0.03 per share diluted. This compared to FY 2008’s second-quarter earnings of $56.5 million, or $0.32 per share diluted, excluding write-downs and the benefit from the condemnation proceeds.
For its first six months of FY 2009, the Company generated a net loss of $172.1 million, or $1.07 per share diluted, which included pre-tax write-downs totaling $276.3 million, or $1.10 per share diluted. This compared to the first six months of FY 2008, in which the Company generated a net loss of $189.7 million, or $1.20 per share diluted, which included pre-tax write-downs totaling $533.6 million, or $1.98 per share diluted, and receipt of the condemnation proceeds.
Excluding write-downs, FY 2009’s six-month earnings were $4.4 million, or $0.03 per share diluted, compared to FY 2008’s six-month earnings of $114.2 million, or $0.69 per share diluted, excluding write-downs and the benefit from the condemnation proceeds.
FY 2009 second-quarter revenues of $398.3 million (648 units), backlog of $944.3 million (1,581 units), and net signed contracts of $298.3 million (582 units), were down 51%, 55% and 40%, respectively, in dollars, and 47%, 48% and 37%, respectively, in units, compared to FY 2008’s second-quarter results. The Company ended FY 2009’s second quarter with 240 selling communities, down from 300 at FY 2008’s second-quarter-end.
For the six months ended April 30, 2009, revenues of $807.4 million (1,313 units) declined 51% in dollars and 46% in units and net signed contracts of $426.2 million (848 units) declined 51% in dollars and 46% in units, compared to FY 2008’s six-month results.
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The Company ended FY 2009’s second quarter with approximately $1.96 billion of cash. Excluding approximately $389 million of net proceeds from its April 2009 debt issuance, the Company’s cash increased by $40 million from FY 2009’s first-quarter-end and by $338 million from FY 2008’s second-quarter-end. At FY 2009’s second-quarter-end, the Company also had $1.34 billion available under its $1.89 billion 31-bank credit facility, which matures in March 2011.
In May 2009, the Company used $304 million of its cash to redeem all but $50 million of its public debt maturing through December 2011. Other than the approximately $50 million remaining of public debt outstanding due in December 2011, the Company will have no public debt maturing until early in FY 2013.
The Company ended FY 2009’s second quarter with a net-debt-to-capital ratio(1) of 13.1%, its lowest level ever at second-quarter-end, compared to 22.7% at 2008’s second-quarter-end. Stockholders’ Equity of $3.08 billion at FY 2009’s second-quarter-end was down 2.6% compared to $3.16 billion at FY 2009’s first-quarter-end and down 7.4% compared to $3.33 billion at FY 2008’s second-quarter-end.
The Company’s FY 2009 second-quarter cancellations totaled 161, compared to 157 in FY 2009’s first quarter and 308 in FY 2008’s second quarter. Its FY 2009 second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 21.7%, compared to 37.1% in FY 2009’s first quarter and 24.9% in FY 2008’s second quarter.
Robert I. Toll, chairman and chief executive officer, stated: “With interest rates near historic lows and housing affordability near historic highs, it appears that some buyers are beginning to re-enter the new home market. The recently reported strong rise in consumer confidence was consistent with our recent experience: We have now experienced positive same-week, year-over-year refundable-deposits-per-community comparisons in nine of the past eleven weeks. Although cancellations appear to be leveling off, we believe that concerns about job security and the economy continue to inhibit traffic and the conversion of deposits to contracts.
“Housing starts are down nearly 80% from their historic peak in 2005. While purchases of existing distressed homes continue to dominate the published data, there are some local markets where foreclosures are limited and available supply is less abundant.
“We believe affluent buyers continue to have an appetite for higher-end homes while still demanding value and quality. When we have run promotions offering reduced mortgage rates or other special savings, many customers instead have elected to convert the special savings to upgrades on their homes. On average, buyers selected options which were approximately 18.3% above the base house price on the new homes we have delivered so far in FY 2009.
“We believe the generally strong financial profiles of our buyers is facilitating their ability to obtain mortgages, as selective financial institutions seek out broader relationships with affluent customers. On average, our buyers are putting over 30% equity into the purchase of their new homes and the FICO scores in FY 2009 of TBI Mortgage customers has averaged about 755.”
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Joel H. Rassman, chief financial officer, stated: “Given the numerous uncertainties related to our business, we will not provide earnings guidance at this time. However, subject to the caveats contained in our Statement on Forward-Looking Information included in this release and in our other public filings, we offer the following limited guidance.
“Based on FY 2009’s deliveries to-date, our FY 2009 second-quarter-end backlog and the pace of activity at our communities, we currently estimate that we will deliver between 2,200 and 2,800 homes in FY 2009. We now project an average delivered price for these homes of between $590,000 and $620,000 per home. The reduction in average price per home reflects the sales prices of closings in FY 2009’s first six months, as well as expected closings for the remainder of FY 2009 at an average price of $580,000 to $600,000 per home. We still believe that, as a result of continuing incentives and slower sales paces per community, our cost of sales as a percentage of revenues, before taking into account write-downs, will be higher in FY 2009 than in FY 2008. Based on FY 2009’s lower projected revenues, we expect our SG&A expenses, exclusive of interest, to be lower in absolute dollar terms in FY 2009 than in FY 2008; however, we expect they will be higher as a percentage of revenues in FY 2009 than in FY 2008.”
Robert Toll stated: “We have begun to see more offerings in the land market as sellers - individuals, companies and financial institutions — appear to be more motivated. With our solid capital base, we believe we are well-positioned to take advantage of these opportunities.
“We believe that, under current challenging conditions, buyers will be drawn to those builders who can provide value, quality and service to their customers. We believe our brand name reputation and financial strength position us well as the market begins to recover.”
Toll Brothers’ financial highlights for the second quarter ended April 30, 2009 (unaudited):
▪	FY 2009’s second-quarter net loss was $83.2 million, or $0.52 per share diluted, compared to FY 2008’s second-quarter net loss of $93.7 million, or $0.59 per share diluted.

▪	FY 2009’s second-quarter net loss included pre-tax write-downs of $119.6 million, or $0.48 per share diluted: $67.4 million of the write-downs was attributable to operating communities; $49.4 million to owned land; and $2.8 million to optioned land.

▪	In FY 2008, second-quarter pre-tax write-downs totaled $288.1 million, or $1.06 per share diluted. FY 2008’s second quarter included $40.2 million (pre-tax), or $0.15 per share diluted, of other income attributable to net proceeds received by the Company from a condemnation judgment.

▪	Excluding write-downs, FY 2009’s second-quarter loss was $5.2 million, or $0.03 per share diluted. This compared to earnings of $56.5 million, or $0.32 per share diluted, in FY 2008’s second quarter, excluding write-downs and the benefit from the condemnation proceeds.
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▪	FY 2009’s six-month net loss was $172.1 million, or $1.07 per share diluted, compared to FY 2008’s six-month net loss of $189.7 million, or $1.20 per share diluted. FY 2009’s six-month net loss included pre-tax write-downs of $276.3 million, or $1.10 per share diluted: $175.7 million of the write-downs was attributable to operating communities; $84.5 million to owned land; $6.0 million to unconsolidated entities in which the Company has an investment; and $10.1 million to optioned land. In FY 2008, six-month pre-tax write-downs totaled $533.6 million, or $1.98 per share diluted.

▪	Excluding write-downs, FY 2009’s six-month earnings were $4.4 million, or $0.03 per share diluted, compared to $114.2 million, or $0.69 per share diluted, for FY 2008’s six-month period, excluding write-downs and the benefit from the condemnation proceeds.

▪	In FY 2009’s second quarter, unconsolidated entities in which the Company had an interest delivered $5.0 million of homes, compared to $10.9 million in the second quarter of FY 2008. In FY 2009’s first six months, unconsolidated entities in which the Company had an interest delivered $15.3 million of homes, compared to $22.1 million in the six-month period of FY 2008. The Company recorded its share of the results from these entities’ operations in “(Loss) Income from Unconsolidated Entities” on the Company’s Statement of Operations.

▪	FY 2009’s second-quarter total revenues of $398.3 million (648 units) decreased 51% from FY 2008’s second-quarter total revenues of $818.0 million (1,212 units). FY 2009’s six-month total revenues of $807.4 million (1,313 units) decreased 51% from FY 2008’s six-month total revenues of $1.66 billion (2,420 units).

▪	The Company signed 743 gross contracts totaling $418.5 million in FY 2009’s second quarter, a decline of 40% and 43%, respectively, compared to the 1,237 gross contracts totaling $730.5 million signed in FY 2008’s second quarter. The Company signed 1,166 gross contracts totaling $661.3 million in FY 2009’s first six months, a decline of 46% and 49%, respectively, in units and dollars, compared to the 2,141 gross contracts totaling $1.30 billion signed in FY 2008’s six-month period.

▪	In FY 2009, second-quarter cancellations totaled 161. This compared to 157, 233, 195, 308, 257, 417, 347, 384, 436, 585 and 317 in FY 2009’s first quarter, FY 2008’s fourth, third, second and first quarters, FY 2007’s fourth, third, second and first quarters and FY 2006’s fourth and third quarters, respectively. FY 2006’s third quarter was the first period in which cancellations reached elevated levels during the current housing downturn.

▪	FY 2009’s second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 21.7%, versus 37.1%, 30.2%, 19.4%, 24.9%, 28.4%, 38.9%, 23.8%, 18.9%, 29.8%, respectively, in the preceding first quarter of FY 2009, the fourth, third, second and first quarters of FY 2008, fourth, third, second and first quarters of 2007, and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters.
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▪	As a percentage of beginning-quarter backlog, FY 2009’s second-quarter cancellation rate was 9.8% in units, compared to 7.7%, 9.0%, 6.4%, 9.2% and 6.5% in FY 2009’s first quarter, FY 2008’s fourth, third, second and first quarters, respectively, 8.3%, 6.0%, 6.5% and 6.7% in the fourth, third, second and first quarters of FY 2007, respectively, and 7.3% and 3.6% in the fourth and third quarters of FY 2006, respectively.

▪	The average price per unit of gross contracts signed, cancellations and net contracts signed in FY 2009’s second-quarter were $563,000, $746,000 and $513,000, respectively, compared to $575,000, $733,000 and $481,000, respectively, in FY 2009’s first quarter and $591,000, $760,000 and $534,000, respectively, in FY 2008’s second quarter.

▪	The Company’s FY 2009 second-quarter net contracts of 582 units, or $298.3 million, declined by 37% and 40%, respectively, compared to FY 2008’s second-quarter net contracts of 929 units, or $496.5 million. The Company’s FY 2009 six-month net contracts of 848 units, or $462.2 million, declined by 46% and 51%, respectively, compared to FY 2008’s six-month period net contracts of 1,576 units, or $871.5 million.

▪	In FY 2009, second-quarter-end backlog of $944.3 million (1,581 units) decreased 55% in dollars and 48% in units from FY 2008’s second-quarter-end backlog of $2.08 billion (3,035 units). In addition, at April 30, 2009, unconsolidated entities in which the Company had an interest had a backlog of approximately $22.6 million.

▪	The Company ended FY 2009’s second quarter with approximately $1.96 billion of cash, compared to $1.53 billion at FY 2009’s first-quarter-end and $1.24 billion at FY 2008’s second-quarter-end. The increase in cash was primarily attributable to the issuance during the second quarter of $400 million aggregate principal amount of 8.91% Senior Notes due October 2017. Excluding the approximately $389 million of net proceeds from that issuance, the Company’s cash position increased by approximately $40 million from 2009’s first-quarter-end and by approximately $338 million from FY 2008’s second-quarter-end.

▪	At FY 2009’s second-quarter-end, the Company had $1.34 billion available under its $1.89 billion 31-bank credit facility, which matures in March 2011.

▪	Stockholders’ Equity of $3.08 billion at FY 2009’s second-quarter-end was down 2.6% compared to $3.16 billion at FY 2009’s first-quarter-end and 7.4% compared to $3.33 billion at FY 2008’s second-quarter-end.

▪	In May 2009, the Company used approximately $304 million of its cash to redeem all of the remaining $193 million outstanding of its Toll Corp. 8 1/4% Senior Subordinated Notes due February 2011 and $100 million of the approximately $150 million outstanding of its Toll Corp. 8.25% Senior Subordinated Notes due December 2011. The redemption, which included payment of accrued interest and a call premium, was announced on April 28, 2009. It resulted in an aggregate pre-tax charge in the Company’s FY 2009 second quarter of approximately $2.1 million, which was attributable to the write-off of unamortized debt issuance costs associated with the redeemed notes and the call premium on the December 2011 notes.
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▪	The Company ended FY 2009’s second quarter with approximately 36,600 lots owned and optioned, compared to approximately 37,900 at FY 2009’s first-quarter-end, approximately 55,000 at FY 2008’s second-quarter-end and approximately 91,200 at its peak at FY 2006’s second-quarter-end.

▪	The Company ended FY 2009’s second quarter with 240 selling communities, compared to 258 at FY 2009’s first-quarter-end and 300 at FY 2008’s second-quarter-end. The Company now expects to end FY 2009 with approximately 225 (or fewer) selling communities, down approximately 31% from its peak of 325 selling communities at FY 2007’s second-quarter-end.

▪	The Company’s SG&A expenses for FY 2009’s second quarter totaled $81.3 million, a decline of 25% compared to $108.7 million in FY 2008’s second quarter.

▪	Subject to the caveats outlined in this release and in the Statement on Forward Looking Information contained herein and in its other public filings, the Company offered the guidance that follows:

▪	The Company currently estimates it will deliver between 2,200 and 2,800 homes in FY 2009 and estimates that the average delivered price of homes for the full fiscal year will be between $590,000 and $620,000 per home.

▪	The Company expects the price of homes delivered in the final six months of FY 2009 will average between $580,000 and $600,000. The Company expects that the average delivered price per home for FY 2009’s third quarter will be higher than the midpoint of the FY 2009 second-half range detailed above and that the average price per home will decrease in FY 2009’s fourth quarter.

▪	Primarily due to continuing incentives and slower sales per community, the Company projects that its cost of sales as a percentage of revenues, before taking into account write-downs, will be higher in fiscal 2009 than it was in fiscal 2008.

▪	Additionally, the Company believes, based upon fiscal 2009’s lower projected revenues, that its FY 2009 SG&A, excluding interest, will be lower in absolute dollars than FY 2008’s SG&A, but will be higher as a percentage of revenues in FY 2009 than in FY 2008.

▪	The Company also expects that it will have increasing interest expense in its SG&A in each of the next two quarters.

(1)	Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash, divided by total debt minus mortgage warehouse loans minus cash plus stockholders’ equity.
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Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EDT) today, June 3, 2009, to discuss these results and its outlook for FY 2009. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through July 31, 2009. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: information related to anticipated operating results; financial resources; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; interest expense; inventory write-downs; effects of home buyer cancellations; growth and expansion; anticipated income to be realized from our investments in unconsolidated entities; the ability to acquire land; the ability to gain approvals and to open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future; industry trends; and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include: local, regional, national and international economic conditions, including the current economic turmoil and uncertainties in the U.S. and global credit and financial markets; demand for homes; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental regulation, including effects from the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and any pending or new stimulus legislation and programs; the competitive environment in which the Company operates; changes in consumer confidence; volatility and fluctuations in interest rates; unemployment rates; changes in home prices, foreclosure rates and sales activity in the markets where the Company builds homes; the availability and cost of land for future growth; excess inventory and adverse market conditions that could result in substantial inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties, fluctuations and volatility in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; legal proceedings; the availability of adequate insurance at reasonable cost; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in our various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of oil, gas and other raw materials; construction delays; and weather conditions. Any or all of the forward-looking statements included herein and in any Company reports or public statements are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30,	October 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,963,000	$1,633,495
Inventory	3,711,685	4,127,475
Property, construction and office equipment, net	78,584	86,462
Receivables, prepaid expenses and other assets	96,307	113,762
Mortgage loans receivable	47,193	49,255
Customer deposits held in escrow	16,864	18,913
Investments in and advances to unconsolidated entities	148,252	151,771
Deferred tax assets, net	430,584	405,703

	$6,492,469	$6,586,836

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Loans payable	$547,351	$613,594
Senior notes	1,536,175	1,143,445
Senior subordinated notes	343,000	343,000
Mortgage company warehouse loan	34,479	37,867
Customer deposits	102,534	135,591
Accounts payable	97,146	134,843
Accrued expenses	660,441	738,596
Income taxes payable	84,948	202,247

Total liabilities	3,406,074	3,349,183

Minority interest	5,283

Stockholders’ equity
Common stock	1,611	1,604
Additional paid-in capital	297,763	282,090
Retained earnings	2,781,595	2,953,655
Treasury stock	(123)	(21)
Accumulated other comprehensive income	266	325

Total stockholders’ equity	3,081,112	3,237,653

	$6,492,469	$6,586,836

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amount in thousands, except share data)
(unaudited)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2009	2008	2009	2008
Revenues	$807,350	$1,660,326	$398,327	$817,997

Cost of revenues	933,740	1,710,475	447,760	842,426
Selling, general and administrative expenses	167,109	230,023	81,346	108,705

	1,100,849	1,940,498	529,106	951,131

Loss from operations	(293,499)	(280,172)	(130,779)	(133,134)
Other:
(Loss) income from unconsolidated entities	(4,616)	(105,643)	481	(81,557)
Interest and other	21,717	79,849	10,461	60,680
Expenses related to early retirement of debt	(2,067)		(2,067)

Loss before income taxes	(278,465)	(305,966)	(121,904)	(154,011)
Income tax benefit	(106,405)	(116,272)	(38,739)	(60,274)

Net loss	$(172,060)	$(189,694)	$(83,165)	$(93,737)

Loss per share:
Basic	$(1.07)	$(1.20)	$(0.52)	$(0.59)

Diluted	$(1.07)	$(1.20)	$(0.52)	$(0.59)

Weighted average number of shares:
Basic	160,917	158,217	161,134	158,621
Diluted	160,917	158,217	161,134	158,621
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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amount in thousands)
(unaudited)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2009	2008	2009	2008
Impairment charges recognized:
Cost of sales	$270,252	$420,739	$119,636	$203,079
Loss from unconsolidated entities	6,000	112,817		85,000

	$276,252	533,556	$119,636	$288,079

Depreciation and amortization	$12,098	$15,198	$6,237	$7,708

Interest incurred	$56,291	$63,681	$28,006	$30,576

Interest expense:
Charged to cost of sales	$31,735	$44,158	$16,511	$23,191
Charged to selling, general and administrative expense	5,245		4,433
Charged to interest income and other	(112)	(34)		(34)

	$36,868	$44,124	$20,944	$23,157

Home sites controlled:
Owned	31,752	34,147
Optioned	4,813	17,667

	36,565	51,814

Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York and Rhode Island
Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia
South:	Florida, Georgia, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	April 30,		April 30,
	Units		$ (Millions)
	2009	2008	2009	2008
HOME BUILDING REVENUES (a)

North	224	329	$139.8	$232.4
Mid-Atlantic	182	335	104.3	203.5
South	132	291	73.7	144.4
West	110	257	80.5	220.0
Other (b)				17.7

Total consolidated	648	1,212	$398.3	$818.0

CONTRACTS

North	139	160	$50.0	$76.0
Mid-Atlantic	211	347	111.5	194.6
South	121	236	53.0	114.9
West	111	186	83.8	111.0

Total consolidated	582	929	$298.3	$496.5

Backlog

North	623	1,175	$344.2	$818.8
Mid-Atlantic	450	810	278.7	547.9
South	314	635	165.7	352.6
West	194	415	155.7	362.7
Less revenue recognized on units remaining in backlog (b)				(4.9)

Total consolidated	1,581	3,035	$944.3	$2,077.1

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	Six Months Ended		Six Months Ended
	April 30,		April 30,
	Units		$ (Millions)
	2009	2008	2009	2008
HOME BUILDING REVENUES (a)

North	440	602	$283.0	$436.8
Mid-Atlantic	402	734	234.8	453.9
South	239	573	128.9	289.7
West	232	511	160.7	446.4
Other (b)				33.5

Total consolidated	1,313	2,420	$807.4	$1,660.3

CONTRACTS

North	193	338	$64.7	$200.5
Mid-Atlantic	294	571	151.2	325.1
South	199	415	89.5	204.3
West	162	252	120.8	141.6

Total consolidated	848	1,576	$426.2	$871.5

(a)	Excludes deliveries from projects accounted for using the percentage of completion accounting method. Information regarding these deliveries in the three-month and six-month periods ended April 30, 2008 is as follows:

	Three Months Ended
	April 30,
	2008	2008
	Units	$ (MILL)
North	13	$7.3
South	10	30.1

	23	$37.4

	Six Months Ended
	April 30,
	2008	2008
	Units	$ (MILL)
North	58	$34.6
South	13	37.8

	71	$72.4

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(b)	Amount represents revenues recognized on projects accounted for using the percentage of completion accounting method. Based upon the current accounting rules and interpretations, we do not believe that any of our current or future communities qualify for percentage of completion accounting.
Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month and six-months periods ended April 30, 2009 and 2008 is as follows:

	2009	2008	2009	2008
	Units	Units	$ (Mill)	$ (Mill)
Three months ended April 30,
Revenues	8	13	$5.0	$10.9
Contracts	26	13	$16.8	$10.2

Six months ended April 30,
Revenues	22	28	$15.3	$22.1
Contracts	21	36	$10.7	$28.0

Backlog at April 30,	34	116	$22.6	$85.1
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